Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-239610

Prospectus Supplement to the Prospectus, as it may be amended from time to time, that forms a part of
Registration Statement No. 333-239610.

GS Finance Corp.

Warrants, Series G guaranteed by

The Goldman Sachs Group, Inc.

TERMS OF SALE

The following terms may apply to the warrants that GS Finance Corp. may sell from time to time. The final terms of your warrants will be included in the applicable pricing supplement. GS Finance Corp. will receive between 99.100% and 99.950% of the proceeds from the sale of the warrants, after paying the agents’ commissions of between 0.050% and 0.900%, unless a different agents’ commission is specified in the applicable pricing supplement.

•      generally, payment date occurring one month or more after original issue date

•      payment amount (principal) may be determined by reference to one or more underlying indices, securities or other measures or instruments

•      may be book-entry form only

•      may be subject to redemption at the option of GS Finance Corp. or repayment at the option of the holder

•      may be denominated in a currency other than U.S. dollars or in a composite currency

•      settlement in immediately available funds

•      fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.

GS Finance Corp. does not plan to list the warrants for trading on a securities exchange unless otherwise specified in the applicable pricing supplement.

You will not be able to purchase the warrants unless you have an options-approved account.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

GS Finance Corp. may sell the warrants directly or through one or more agents or dealers, including the agent listed below. The agents are not required to sell any particular amount of the warrants.

GS Finance Corp. may use this prospectus supplement in the initial sale of any warrants. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus supplement in a market-making transaction in any warrants after their initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman Sachs & Co. LLC

Prospectus Supplement dated October 14, 2020.

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

Please note that in this section entitled “Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements”, references to “Group Inc.” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries and references to “we” and “our” refer only to GS Finance Corp.

Holders of our warrants issued under the GSFC 2008 indenture could be at greater risk for being structurally subordinated if we sell or transfer our assets substantially as an entirety to one or more of the subsidiaries of Group Inc. or Group Inc. sells or transfers its assets substantially as an entirety to one or more of its subsidiaries.

With respect to any warrants issued under the GSFC 2008 indenture, we may sell or transfer our assets substantially as an entirety, in one or more transactions, to one or more entities, provided that our assets and the assets of our direct or indirect subsidiaries in which we own a majority of the combined voting power, taken together, are not sold or transferred substantially as an entirety to one or more entities that are not majority-owned subsidiaries of Group Inc., and Group Inc. may sell or transfer its assets, substantially as an entirety, in one or more transactions, to one or more entities, provided that the assets of Group Inc. and its direct or indirect subsidiaries in which it owns a majority of the combined voting power, taken together, are not sold or transferred substantially as an entirety to one or more entities that are not such subsidiaries. If we sell or transfer our assets substantially as an entirety to our subsidiaries, third-party creditors of our subsidiaries would have additional assets from which to recover on their claims while holders of our warrants issued under the GSFC 2008 indenture would be structurally subordinated to creditors of our subsidiaries with respect to such assets. If Group Inc. sells or transfers its assets substantially as an entirety to its subsidiaries, third-party creditors of its subsidiaries would have additional assets from which to recover on their claims while holders of our warrants issued under the GSFC 2008 indenture would be structurally subordinated to creditors of its subsidiaries with respect to such assets.

Please see “Description of Warrants We May Offer — Mergers and Similar Transactions” below for more information.

USE OF PROCEEDS

We intend to lend the net proceeds from the sales of warrants to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans to provide additional funds for its operations and for other general corporate purposes, although it has not yet determined a specific use.

We will receive the net proceeds only from sales of the warrants made in connection with their original issuance. We have not received, and do not expect to receive, any proceeds from resales of the warrants by Goldman Sachs & Co. LLC (“GS&Co.”) or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market- making resales and not to pay the proceeds to us or The Goldman Sachs Group, Inc.

DESCRIPTION OF WARRANTS WE MAY OFFER

References to “we”, “our” and “us” refer only to GS Finance Corp. and not to The Goldman Sachs Group, Inc.; references to “The Goldman Sachs Group, Inc.” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. Also, references to “holders” mean those who own warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Information About Our Warrants, Series G Program

The warrants are a separate series of our securities, which will be fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. We summarize various terms that apply generally to our warrants in the accompanying prospectus under the caption “Description of Warrants We May Offer”. The following description of the warrants supplements that description of the warrants. Consequently, you should read this prospectus supplement together with the accompanying prospectus in order to understand the general terms of the warrants issued under our Warrants, Series G program. However, if terms used in this prospectus supplement are inconsistent with the accompanying prospectus, this prospectus supplement controls with regard to the warrants.

This section summarizes the material terms that will apply generally to warrants issued under our Warrants, Series G program. The specific terms of your warrants will be described in the applicable pricing supplement that will accompany this prospectus supplement and the accompanying prospectus. Those terms will supplement and, if applicable, may modify or replace the general terms described in this section and in the accompanying prospectus. If your pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, your pricing supplement will control with regard to your warrants. Consequently, the statements we make in this section or in the accompanying prospectus may not apply to your warrants.

When we refer to your pricing supplement, we mean the pricing supplement or other supplements to this prospectus supplement describing the specific terms of the warrants you purchase. When we refer to the accompanying prospectus, we mean our prospectus, as amended from time to time, that forms a part of Registration Statement No. 333-239610. Unless we say otherwise below, the terms we use in this prospectus supplement that we also use in the accompanying prospectus have the meanings we give them in that document. Similarly, the terms we use in your pricing supplement that we also use in this prospectus supplement will have the meanings we give them in this document, unless we say otherwise in your pricing supplement.

The Warrants Will Be Issued Under the GSFC 2008 Indenture

The warrants issued under our Warrants, Series G program are governed by our Senior Debt Indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, the Fourth Supplemental Indenture, dated as of August 21, 2018, the Seventh Supplemental Indenture, dated as of July 1, 2020, and the Eighth Supplemental Indenture, dated as of October 14, 2020 (which, collectively, we refer to as the “GSFC 2008 indenture” in this prospectus supplement and which, collectively, we referred to as the warrant indenture in the accompanying prospectus). The Eighth Supplemental Indenture, dated as of October 14, 2020, expressly addresses the issuance of securities designated as warrants, including the warrants issued under our Warrants, Series G program. Certain key provisions of the GSFC 2008 indenture are described below.

Under the GSFC 2008 indenture, as amended, the only events of default are payment defaults that continue for a 30-day grace period and insolvency events as specified therein, unless the applicable pricing supplement says otherwise. Any other default under or breach of the GSFC 2008 indenture or any securities to be issued thereunder will not give rise to an event of default, whether after notice, the passage of time or otherwise. In addition, even if an event of default or some other default (or breach) occurs, neither the trustee nor the holders of any warrants will be entitled to accelerate the payment date of any securities – that is, they will not be entitled to declare the principal of any warrants to be immediately due and payable (other than any warrants whose terms specify otherwise, as described in the applicable pricing supplement). See “Default, Remedies and Waiver of Default” below for further details.

In addition, for the purposes of this paragraph and the events of default and remedies described under “Default, Remedies and Waiver of Default” below, the term “series” refers to securities with the same CUSIP number. Generally, a given CUSIP number is assigned to securities that have identical terms, except as to issue date and issue price. As a result, an event of default for a particular series of warrants issued under our Warrants, Series G program will not be an event of default for any other series of warrants with different terms issued under our Warrants, Series G program. See “Default, Remedies and Waiver of Default” below for further details.

The GSFC 2008 indenture also provides, with respect to warrants issued under our Warrants, Series G program, (i) that we may sell or transfer our assets substantially as an entirety, in one or more transactions, to one or more entities, provided that our assets and the assets of our direct or indirect subsidiaries in which we own a majority of the combined voting power, taken together, are not sold or transferred substantially as an entirety to one or more entities that are not direct or indirect subsidiaries of  The Goldman Sachs Group, Inc. in which it owns a majority of the combined voting power, and (ii) The Goldman Sachs Group, Inc. may sell or transfer its assets, substantially as an entirety, in one or more transactions, to one or more entities, provided that the assets of The Goldman Sachs Group, Inc. and its direct or indirect subsidiaries in which it owns a majority of the combined voting power, taken together, are not sold or transferred substantially as an entirety to one or more entities that are not such subsidiaries. See “Risks Relating to Regulatory Resolution

Strategies and Long-Term Debt Requirements — Holders of our warrants issued under the GSFC 2008 indenture could be at greater risk for being structurally subordinated if we sell or transfer our assets substantially as an entirety to one or more of Group Inc.’s subsidiaries or Group Inc. sells or transfers its assets substantially as an entirety to one or more of its subsidiaries.” above for further details.

The GSFC 2008 indenture is a contract among us, The Goldman Sachs Group, Inc. and The Bank of New York Mellon, which acts as trustee. The trustee has two main roles:

•

First, the trustee can enforce your rights against us or The Goldman Sachs Group, Inc. if we or The Goldman Sachs Group, Inc. default. There are limitations on the extent to which the trustee acts on your behalf, which we describe under “Default, Remedies and Waiver of Default” below; and

•	Second, the trustee performs administrative duties for us, such as sending you notices.

We May Issue Other Series of Securities

The GSFC 2008 indenture permits us to issue, from time to time, different series of securities and, within each different series of securities, different securities. The Series G warrants will be a single, distinct series of securities. We may, however, issue warrants in such amounts, at such times and on such terms as we wish. The warrants may differ from one another, and from other series, in their terms.

When we refer to the “warrants”, the “Series G warrants” or “these warrants”, we mean the warrants issued under our Warrants, Series G program. When we refer to a “series” of securities, we mean a series, such as the warrants, issued under the GSFC 2008 indenture. In the limited context of events of default and remedies described under “Default, Remedies and Waiver of Default” below, the term “series” refers to securities with the same CUSIP number.

Amounts That We May Issue

The GSFC 2008 indenture does not limit the aggregate amount of securities that we may issue. Nor does it limit the number of series or warrants or the aggregate principal amount of any particular series or warrants that we may issue. Also, if we issue warrants having the same terms in a particular offering, we may “reopen” that offering at any later time and offer additional warrants having the same CUSIP number, payment date and other terms, except for the date of issuance and issue price.

We may issue Series G warrants at any time, without your consent and without notifying you.

Our affiliates may use this prospectus supplement to resell warrants in market-making transactions from time to time, including both warrants that we have issued before the date of this prospectus supplement and warrants that we have not yet issued. We describe these transactions under “Supplemental Plan of Distribution” below.

The GSFC 2008 indenture and the warrants do not limit our ability to incur other indebtedness or to issue other securities from time to time. Also, we are not subject to financial or similar restrictions by the terms of the warrants or the GSFC 2008 indenture, except as described under “Description of Debt Warrants We May Offer—Restriction on Liens” in the accompanying prospectus.

How the Warrants Rank Against Other Debt

The Series G warrants will not be secured by any of our property or assets or property or assets of The Goldman Sachs Group, Inc. or its subsidiaries. Thus, by owning warrants, you are one of our unsecured creditors.

The warrants will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the warrants would rank equally in right of payment with all our other unsecured and unsubordinated debt.

The guarantee of the warrants by the Goldman Sachs Group Inc. will not be subordinated to any other debt or guarantee obligations of The Goldman Sachs Group, Inc. This means that, in a bankruptcy or liquidation proceeding against The Goldman Sachs Group, Inc., the guarantees would rank equally in right of payment with all other unsecured and unsubordinated debt or guarantees of The Goldman Sachs Group, Inc. See “Description of Warrants We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus for a brief description of the guarantee by The Goldman Sachs Group, Inc.

An investment in the warrants involves risks because The Goldman Sachs Group, Inc., the guarantor of the warrants, is a holding company and because some of its subsidiaries, including from time to time some of its principal operating subsidiaries, are partnerships in which The Goldman Sachs Group, Inc. is the sole limited partner. We summarize these risks under “Prospectus Summary — The Goldman Sachs Group, Inc. Is a Holding Company” in the accompanying prospectus.

The GSFC 2008 Indenture

The GSFC 2008 indenture and its associated documents, including your warrants, contain the full legal text of the matters described in this section and your pricing supplement. The GSFC 2008 indenture and the warrants are governed by New York law. A copy of the GSFC 2008 indenture has been previously filed with the SEC as part of the registration statement relating to the warrants. See “Available Information” in the accompanying prospectus for information on how to obtain a copy.

Investors should carefully read the description of the terms and provisions of our warrants and the GSFC 2008 indenture under “Description of Warrants We May Offer” in the accompanying prospectus. That section, together with this prospectus supplement and your pricing supplement, summarizes all the material terms of the GSFC 2008 indenture and your warrants. They do not, however, describe every aspect of the GSFC 2008 indenture and your warrants. For example, in this section entitled “Description of Warrants We May Offer”, the accompanying prospectus and your pricing supplement, we use terms that have been given special meaning in the GSFC 2008 indenture, but we describe the meaning of only the more important of those terms in this prospectus supplement. Please note that certain sections of “Descriptions of Warrants We May Offer” in the accompanying prospectus — specifically, “Mergers and Similar Transactions”, “Default, Remedies and Waiver of Default” and “Modification of the Warrant Indenture and Waiver of Covenants” and “Form, Exchange and Transfer of Warrants”— have been amended and restated in this prospectus supplement and replace, and should be read instead of, such sections in the accompanying prospectus.

Features Common to All Warrants

Currency of Warrants

Amounts that become due and payable on the warrants in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your pricing supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a “specified currency”. The specified currency for the warrants will be U.S. dollars, unless your pricing supplement specifies otherwise. Some warrants may have different specified currencies for principal. You will have to pay for the warrants by delivering the requisite amount of the specified currency for the principal to GS&Co. or another firm that we name in your pricing supplement, unless other arrangements have been made between you and us or you and GS&Co. We will make payments on the warrants in the specified currency, except as described in the accompanying prospectus under “Description of Warrants We May Offer — Payment Mechanics for Warrants”. Before you purchase any warrants payable in a non-U.S. dollar currency, composite currency, basket of currencies or currency unit or units, as described in your pricing supplement, you should read carefully the section entitled “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” in the accompanying prospectus.

Payment Amount (Principal)

The warrants provide that the amount payable on the payment date will be determined by reference to:

•	securities of one or more issuers;
•	one or more currencies;
•	one or more indices;
•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or
•	one or more baskets of the items described above.

We refer to the items described above as the “index” to which the value of your warrants is linked. You may receive an amount on the payment date that is greater than or less than your initial investment in the warrants depending upon the formula used to determine the amount payable and the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

The warrants that we issue will be cash settled only.

If you purchase warrants, your pricing supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the warrants may be settled. We have initially appointed GS&Co. as our calculation agent for any warrants. The calculation agent may exercise significant discretion in calculating amounts payable with respect to the warrants. We may specify a different calculation agent in your pricing supplement. See “Considerations Relating to Warrants” below for more information about risks of investing in warrants of this type.

Information in the Pricing Supplement

Your pricing supplement will describe one or more of the following terms of your warrants:

•	the expiration date;
•	the payment date;
•	the specified currency or currencies for principal, if not U.S. dollars;
•	the denomination of your warrants;
•	the price at which we originally issue your warrants, expressed as a percentage of the principal amount, and the original issue date;
•	whether your warrants are represented by a global security or a master global security;

•	the principal amount, if any, we will pay you on the payment date or the formula we will use to calculate this amount, if any;
•

if applicable, the circumstances under which your warrants may be redeemed at our option or repaid at the holder’s option before the payment date, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under “Description of Warrants We May Offer — Redemption and Repayment” in the accompanying prospectus;

•

the depositary for your warrants, if other than DTC, and any circumstances under which the holder may request warrants in non-global form, if we choose not to issue your warrants in book-entry form only; and

•

any terms of guarantee of your warrants by The Goldman Sachs Group, Inc. that are different from or in addition to the description under “Description of Warrants We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus; and

•	any other terms of your warrants, which could be different from those described in this prospectus supplement and the accompanying prospectus.

Market-Making Transactions. If you purchase your warrants in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which GS&Co. or another of our affiliates resells warrants that it has previously acquired from another holder. A market-making transaction in a particular warrant occurs after the original sale of the warrant. See “Plan of Distribution” in the accompanying prospectus and “Supplemental Plan of Distribution” below.

Form, Denomination and Legal Ownership of Warrants

Your warrants will be issued in registered form in any authorized denominations as specified in your pricing supplement.

Your warrants will be issued in book-entry form and represented by a global security or a master global security. You should read the section “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for information about this type of arrangement and your rights under this type of arrangement.

Mergers and Similar Transactions

We are, and The Goldman Sachs Group, Inc. is, generally permitted to merge or consolidate with another corporation or other entity. We are, and The Goldman Sachs Group, Inc. is, also permitted to sell our or its assets substantially as an entirety to another corporation or other entity. With regard to any series of warrants, however, we or The Goldman Sachs Group, Inc. may not take any of these actions unless all the following conditions are met:

•

If the successor entity in the transaction is not GS Finance Corp. or The Goldman Sachs Group, Inc., as the case may be, the successor entity must be organized as a corporation, partnership or trust and must expressly assume our or The Goldman Sachs Group, Inc.’s obligations under the warrants of that series and the GSFC 2008 indenture. The successor entity may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

•

Immediately after the transaction, no default under the warrants of that series or the related guarantees has occurred and is continuing. For this purpose, “default under the warrants of that series or the related guarantees” means an event of default or covenant breach with respect to that series if the requirements for giving us or The Goldman Sachs Group, Inc. default (or breach) notice and for our default (or breach) having to continue for a specific period of time were disregarded. We describe these matters below under “Default, Remedies and Waiver of Default”.

If the conditions described above are satisfied with respect to the warrants of any series, neither we nor The Goldman Sachs Group, Inc. will need to obtain the approval of the holders of those warrants in order to merge or consolidate or to sell our or The Goldman Sachs Group, Inc.’s assets. Also, these conditions will apply only if we or The Goldman Sachs Group, Inc. wishes to merge or consolidate with another entity or sell our or The Goldman Sachs Group, Inc.’s assets substantially as an entirety to another entity. Neither we nor The Goldman Sachs Group, Inc. will need to satisfy these conditions if we or The Goldman Sachs Group, Inc. enters into other types of transactions, including any transaction in which we or The Goldman Sachs Group, Inc. acquire the stock or assets of another entity, any transaction that involves a change of control of us or The Goldman Sachs Group, Inc. but in which we or The Goldman Sachs Group, Inc. does not merge or consolidate and any transaction in which we or The Goldman Sachs Group, Inc. sells less than substantially all our or The Goldman Sachs Group, Inc.’s assets. While we are currently a wholly owned subsidiary of The Goldman Sachs Group, Inc., there is no requirement that we remain a subsidiary.

Also, if we or The Goldman Sachs Group, Inc. merges, consolidates or sells our or The Goldman Sachs Group, Inc.’s assets substantially as an entirety and the successor is a non-U.S. entity, neither we nor The Goldman Sachs Group, Inc. nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to your warrants.

Notwithstanding the foregoing and for the avoidance of doubt, with regard to any warrants of any series, we may sell or transfer our assets substantially as an entirety, in one or more transactions, to one or more entities, provided that our assets and the assets of our direct or indirect subsidiaries in which we own a majority of the combined voting power, taken together, are not sold or transferred substantially as an entirety to one or more entities that are not majority-owned subsidiaries of The Goldman Sachs Group, Inc., and The Goldman Sachs Group, Inc. may sell or transfer its assets substantially as an entirety in one or more transactions, to one or more entities, provided that the assets of The Goldman Sachs Group, Inc. and its direct or indirect subsidiaries in which it owns a majority of the combined voting power, taken together, are not sold or transferred substantially as an entirety to one or more entities that are not such subsidiaries.

Default, Remedies and Waiver of Default

You will have special rights if an event of default or a covenant breach with respect to your series of warrants occurs and is continuing, as described in this subsection.

For warrants issued under the GSFC 2008 indenture, and solely for the purposes of this section entitled “Default, Remedies and Waiver of Default”, the term “series” refers to warrants with the same CUSIP number.

Events of Default

Unless your pricing supplement says otherwise, when we refer to an event of default with respect to the warrants of any series, we mean any of the following:

•	We or the Goldman Sachs Group, Inc. does not pay the principal on any warrant of that series within 30 days after the due date;
•

We file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to us occur. Those events must arise under U.S. federal or state law, unless we merge, consolidate or sell our assets as described above and the successor firm is a non-U.S. entity. If that happens, then those events must arise under U.S. federal or state law or the law of the jurisdiction in which the successor firm is legally organized; or

•	If the applicable pricing supplement states that any additional event of default applies to the series, that event of default occurs.

For warrants issued under the GSFC 2008 indenture, no other defaults under or breaches of the GSFC 2008 indenture or warrants will result in an event of default, whether after notice, the passage of time or otherwise. However, certain events may give rise to a covenant breach, as described below under “— Covenant Breaches”.

We may change, eliminate or add to the events of default with respect to any particular series or any particular warrant or warrants within a series, as indicated in the applicable pricing supplement.

As described below under “Remedies If an Event of Default or Covenant Breach Occurs”, under the GSFC 2008 indenture, events of default will not cause any of GSFC’s warrants issued under such indenture to be automatically accelerated. Under the GSFC 2008 indenture, a breach of a covenant or warranty by The Goldman Sachs Group, Inc. (including, for example, a breach of The Goldman Sachs Group, Inc.’s covenants and warranties with respect to mergers and similar transactions or restrictions on liens, described above under “— The GSFC 2008 Indenture — Mergers and Similar Transactions” and under “Description of Warrants We May Offer – Restriction on Liens” in the accompanying prospectus, respectively) will not have the potential to cause any of GSFC’s warrants issued under the GSFC 2008 indenture to be declared due and payable immediately.

Covenant Breaches

Unless your pricing supplement says otherwise, when we refer to a covenant breach with respect to the warrants of any series issued under the GSFC 2008 indenture, we mean the following:

•

We remain in breach of any covenant we make in the GSFC 2008 indenture for the benefit of that series, for 60 days after we and The Goldman Sachs Group, Inc. receive a notice of covenant breach stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 10% in principal amount of that series of securities then outstanding; or

•

Except as provided by the GSFC 2008 indenture, the security of that series and the related guarantee, the guarantee ceases to be effective, or a court finds the guarantee to be unenforceable or invalid, or The Goldman Sachs Group, Inc. denies its obligations as the guarantor.

We may change the definition of covenant breach with respect to any particular series or any particular warrant or warrants within a series, as indicated in the applicable pricing supplement. A covenant breach shall not be an event of default with respect to any security.

Remedies If an Event of Default or Covenant Breach Occurs

Acceleration of warrants will not be permitted for any reason. Neither the trustee nor any holders of such warrants will have any enforcement right or other remedy in respect of covenant breaches (including breaches of the covenant described above under “— The GSFC 2008 Indenture — Mergers and Similar Transactions”) except as described below.

If an event of default or covenant breach occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the GSFC 2008 indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the GSFC 2008 indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the GSFC 2008 indenture with respect to the securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any warrant, all of the following must occur:

•

The holder of your warrant must give the trustee written notice that an event of default or covenant breach has occurred, and the event of default (or covenant breach) must not have been cured or waived;

•

The holders of not less than 25% in principal amount of all warrants of your series must make a written request that the trustee take action because of the default (or breach), and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	The trustee must not have taken action for 60 days after the above steps have been taken; and
•

During those 60 days, the holders of a majority in principal amount of the warrants of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the warrants of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your security on or after its payment date (or, if your security is redeemable, on or after its redemption date).

Waiver of Default

The holders of not less than a majority in principal amount of the warrants of any series may waive a default for all securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your security, however, without the approval of the particular holder of that security. For the purpose of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default or covenant breach in respect of the relevant securities.

We and The Goldman Sachs Group, Inc. Will Give the Trustee Information About Defaults Annually

We and The Goldman Sachs Group, Inc. will furnish to the trustee every year a written statement, respectively, of two of our or its officers certifying that to their knowledge we or The Goldman Sachs Group, Inc., as the case may be, is in compliance with the GSFC 2008 indenture and the securities issued under it, or else specifying any default under the GSFC 2008 indenture. For the purpose of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default or covenant breach in respect of the relevant securities.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee. Book-entry and other indirect owners are described below under “Legal Ownership and Book-Entry Issuance”.

Modification of the Warrant Indenture and Waiver of Covenants

There are three types of changes we and The Goldman Sachs Group, Inc. can make to the GSFC 2008 indenture and the securities or series of securities and related guarantees issued under such indenture.

Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made without the approval of the holder of each security affected by the change under the GSFC 2008 indenture. Here is a list of those types of changes:

•	change the exercise price of the security;
•	change the payment date for any principal payment of the security;
•	reduce the principal amount or the redemption price for a warrant;
•	permit redemption of a security if not previously permitted;
•	impair any right a holder may have to require repayment of its security;
•	change the currency of any payment on a security;
•	change the place of payment on a security;
•	impair a holder’s right to sue for payment of any amount due on its security;
•

reduce the percentage in principal amount of the securities of any one or more affected series, taken separately or together, as applicable, and whether comprising the same or different series or less than all of the securities of a series, the approval of whose holders is needed to change the GSFC 2008 indenture or those securities;

•

reduce the percentage in principal amount of the securities of any one or more affected series, taken separately or together, as applicable, and whether comprising the same or different series or less than all of the securities of a series, the consent of whose holders is needed to waive our compliance with the applicable debt indenture or to waive defaults; and

•

change the provisions of the applicable debt indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected security.

Changes Not Requiring Approval

The second type of change does not require any approval by holders of the securities affected. These changes are limited to clarifications and changes that would not adversely affect any securities of any series in any material respect. Neither we nor The Goldman Sachs Group, Inc. needs any approval to make changes that affect only securities to be issued under the GSFC 2008 indenture after the changes take effect.

We and The Goldman Sachs Group, Inc. may also make changes or obtain waivers that do not adversely affect a particular security, even if they affect other securities. In those cases, neither we nor The Goldman Sachs Group, Inc. needs to obtain the approval of the holder of the unaffected security; we and The Goldman Sachs Group, Inc. need only obtain any required approvals from the holders of the affected securities.

Changes Requiring Majority Approval

Any other change to the GSFC 2008 indenture and the securities issued under such debt indenture would require the following approval:

•	If the change affects only particular securities within a series, it must be approved by the holders of a majority in principal amount of such particular securities.
•

If the change affects multiple securities of one or more series, it must be approved by the holders of a majority in principal amount of all securities affected by the change, with all such affected securities voting together as one class for this purpose (and by the holders of a majority in principal amount of any affected securities that by their terms are entitled to vote separately as described below).

In each case, the required approval must be given by written consent.

This would mean that modification of terms with respect to certain securities of a series could be effectuated under the GSFC 2008 indenture without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

The same majority approval would be required for us to obtain a waiver of any of our covenants in the GSFC 2008 indenture. Our covenants include the promises we and The Goldman Sachs Group, Inc. make about merging and, with respect to The Goldman Sachs Group, Inc., putting liens on our interests in GS&Co., which we describe above under “— Mergers and Similar Transactions” and in the accompanying prospectus under “Description of Warrants We May Offer — Restriction on Liens”, and which, in the latter case, are only for the benefit of the holders of The Goldman Sachs Group, Inc.’s senior securities. If the holders approve a waiver of a covenant, neither we nor The Goldman Sachs Group, Inc. will have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular security, or in the GSFC 2008 indenture as it affects that security, that neither we nor The Goldman Sachs Group, Inc. can change without the approval of the holder of that security as described above in “Changes Requiring Each Holder’s Approval”, unless that holder approves the waiver.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we and The Goldman Sachs Group, Inc. seek to change the GSFC 2008 indenture or any securities or request a waiver.

Special Class Voting Rights

With respect to the GSFC 2008 indenture, we may issue particular securities or a particular series of securities, as applicable, that are entitled, by their terms, to vote separately on matters (for example, modification or waiver of provisions in the GSFC 2008 indenture) that would otherwise require a vote of all affected securities or all affected series voting together as a single class. Any such securities or series of securities would be entitled to vote together with all other affected securities or affected series voting together as one class, and would also be entitled to vote separately as one class only. In some cases, other parties may be entitled to exercise these special voting rights on behalf of the holders of the relevant securities or the relevant series. For securities or series of securities that have these rights, the rights will be described in the applicable pricing supplement. For securities or series of securities that do not have these special rights, voting will occur as described in the preceding sections, but subject to any separate voting rights of any other securities or series of securities having special rights. We may issue series having these or other special voting rights without obtaining the consent of or giving notice to holders of outstanding securities or series.

Eligible Principal Amount of Some Securities

In some situations, we may follow special rules in calculating the principal amount of warrants that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until the payment date.

For any warrant of the kind described below, we will decide how much principal amount to attribute to the warrant as follows:

•

For a warrant whose principal amount is not known, we will use the premium amount for that warrant unless we indicate otherwise in the applicable pricing supplement. The principal amount of a warrant may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date; or

•	For warrants with a principal amount denominated in one or more non-U.S. dollar currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

Form, Exchange and Transfer of Warrants

Each warrant will be issued in global — i.e., book-entry — form only, unless we say otherwise in the applicable pricing supplement. Warrants in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the warrants represented by the global security. Those who own beneficial interests in a global warrant will do so through participants in the depositary’s clearing system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance”.

If the warrants are issued as a registered global warrant, only the depositary — e.g., DTC, Euroclear and Clearstream — will be entitled to transfer and exchange the warrants as described in this subsection, since the depositary will be the sole holder of the warrant.

If any warrants cease to be issued in registered global form, they will be issued:

•	only in fully registered form; and
•	only in the denominations specified in your pricing supplement.

Holders may exchange their warrants for warrants of smaller denominations or combined into fewer warrants of larger denominations, as long as the total number of warrants is not changed.

Holders may exchange or transfer their warrants at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated warrants at that office. We may appoint the trustee to act as our agent for registering warrants in the names of holders and transferring and replacing warrants. We may, without your approval, appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their warrants, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any warrants.

If we have the right to redeem, accelerate or settle any warrants before their expiration, and we exercise our right as to less than all those warrants, we may block the transfer or exchange of those warrants during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing or during any other period specified in the applicable pricing supplement, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any warrants selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any warrants being partially settled.

If we have designated additional transfer agents for your warrant, they will be named in your pricing supplement. We may, without your approval, appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

The rules for exchange described above apply to exchange of warrants for other warrants of the same series and kind.

Governing Law

The warrants and the GSFC 2008 indenture will be governed by New York law.

In the event that GSFC or The Goldman Sachs Group, Inc. becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of the warrants, the related guarantees and the GSFC 2008 indenture (together, the “relevant agreements”) and any interest and obligation in or under the relevant agreements will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the relevant agreements, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that GSFC or The Goldman Sachs Group, Inc. or any affiliate of GSFC or The Goldman Sachs Group, Inc. becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the relevant agreements that may be exercised against GSFC or The Goldman Sachs Group, Inc. are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the relevant agreements were governed by the laws of the United States or a state of the United States.  The requirements of this paragraph apply notwithstanding the following paragraph.

Notwithstanding anything to the contrary in the relevant agreements, but subject to the requirements of the preceding paragraph, the parties shall not be permitted to exercise any default right against GSFC or The Goldman Sachs Group, Inc. with respect to the relevant agreements that is related, directly or indirectly, to an affiliate of GSFC or The Goldman Sachs Group, Inc. becoming subject to an insolvency proceeding, except to the extent the exercise of such default right would be permitted under the creditor protection provisions of 12 C.F.R. § 252.84, 12 C.F.R. § 47.5, or 12 C.F.R. § 382.4, as applicable. After an affiliate of GSFC or The Goldman Sachs Group, Inc. has become subject to an insolvency proceeding, if any party seeks to exercise any default right against GSFC or The Goldman Sachs Group, Inc. with respect to the relevant agreements, that party shall have the burden of proof, by clear and convincing evidence, that the exercise of such default right is permitted hereunder.

For purposes of the preceding two paragraphs:

“default right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1 as applicable;

“insolvency proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding; and

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

CONSIDERATIONS RELATING TO WARRANTS

Warrants will present a high level of risk, and investors in certain warrants may lose their entire investment. In addition, the treatment of warrants for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular warrant. Thus, if you propose to invest in warrants, you should independently evaluate the federal income tax consequences of purchasing a warrant that apply in your particular circumstances. You should also read “United States Taxation” below for a discussion of U.S. tax matters.

Investing in the Warrants Involves a High Degree of Risk and Investors in Warrants Could Lose Their Investment

The amount of principal payable on a warrant will be determined by reference to the price, value or level of one or more securities, currencies or other properties, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, one or more indices and/or one or more baskets of any of these items. We refer to each of these as an “index”. The direction and magnitude of the change in the price, value or level of the relevant index will determine the amount of principal payable on a warrant. Thus, you may lose all or a portion of the amount you invest. In addition, you are subject to our credit risk, as issuer, and the credit risk of The Goldman Sachs Group, Inc., as guarantor.

The Warrants Are Not Appropriate for Investors Who Do Not Have Options-Approved Accounts

You will not be able to purchase the warrants unless you have an options-approved brokerage account.  The warrants involve a high degree of risk and are not appropriate for every investor.  You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.

The Return on Warrants May Be Below the Return on Similar Securities

You will not receive any periodic interest payments on any warrant. As a result, the overall return on such warrant may be less than the amount you would have earned by investing in a non- indexed security that bears interest at a prevailing market fixed or floating rate.

The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect a Warrant

The issuer of a security that serves as an index or part of an index for a warrant will have no involvement in the offer and sale of the warrant and no obligations to the holder of the warrant. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a warrant indexed to that security or to an index of which that security is a component.

If the index for a warrant includes a non-U.S. dollar currency or other asset denominated in a non-U.S. dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the warrant and no obligations to the holder of the warrant. That government may take actions that could adversely affect the value of the warrant. See “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency — Government Policy Can Adversely Affect Foreign Currency Exchange Rates and an Investment in a Non-U.S. Dollar Security” in the accompanying prospectus for more information about these kinds of government actions.

A Warrant May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. It is impossible to predict the future performance of an index based on its historical performance. The amount of principal that can be expected to become payable on a warrant may vary substantially from time to time. Because the amounts payable with respect to a warrant are generally calculated based on the price, value or level of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the warrant may be adversely affected by a fluctuation in the level of the relevant index.

The volatility of an index may be affected by financial, political, military or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of a warrant. In the case of currencies, see “Considerations Relating to Securities Denominated or Payable in or Linked to a

Non-U.S. Dollar Currency — Changes in Currency Exchange Rates Can Be Volatile and Unpredictable” in the accompanying prospectus.

An Index to Which a Warrant Is Linked Could Be Changed or Become Unavailable

Some indices compiled by us or our affiliates or third parties may consist of or refer to several or many different securities or currencies or other instruments or measures. The index sponsor of such an index typically reserves the right to alter the composition of the index and the manner in which the value or level of the index is calculated. Changes to the composition of an index may result in a decrease in the value of or return on a warrant that is linked to such index. The indices for our warrants may include published indices of this kind or customized indices developed by us or our affiliates in connection with particular issues of warrants.

A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more securities or currencies or other instruments or measures on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular warrant may allow us to delay determining the amount payable as principal on a warrant, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a warrant linked to an index of this kind, the value of the warrant, or the rate of return on it, may be lower than it otherwise would be.

Some warrants are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with a warrant of this kind. In addition, trading in these indices or their underlying stocks or currencies or other instruments or measures, or options or futures contracts on these stocks or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related warrants or the rates of return on them.

We May Engage in Hedging Activities that Could Adversely Affect a Warrant

In order to hedge an exposure on a particular warrant, we may, directly or through our affiliates, enter into transactions involving the securities or currencies or other instruments or measures that underlie the index for that warrant, or derivative instruments, such as swaps, options or futures, on the index or any of its component items. By engaging in transactions of this kind, we could adversely affect the value of a warrant. It is possible that we could achieve substantial returns from our hedging transactions while the value of the warrant may decline.

Information About an Index or Indices May Not Be Indicative of Future Performance

If we issue a warrant, we may include historical information about the relevant index or indices in the applicable pricing supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index or indices that may occur in the future.

We May Have Conflicts of Interest Regarding a Warrant

GS&Co. and our other affiliates may have conflicts of interest with respect to some warrants. GS&Co. and our other affiliates may engage in trading, including trading for hedging purposes, for their own accounts or for other accounts under their management, in warrants and in the securities or currencies or other instruments or measures on which the index is based or in other derivative instruments related to the index or its component items. These trading activities could adversely affect the value of warrants. We and our affiliates may also issue or underwrite securities or derivative instruments that are linked to the same index as one or more warrants. By introducing competing products into the marketplace in this manner, we could adversely affect the value of a warrant.

GS&Co. or another of our affiliates may serve as calculation agent for the warrants and may have considerable discretion in calculating the amounts payable in respect of the warrants. To the extent that GS&Co. or another of our affiliates calculates or compiles a particular index, it may also have considerable discretion in performing the calculation or compilation of the index.

Exercising discretion in this manner could adversely affect the value of a warrant based on the index or the rate of return on the warrant.

UNITED STATES TAXATION

The United States federal income tax consequences of owning any particular warrants will be described in the prospectus supplement or pricing supplement relating to the offer and sale of such warrants.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the warrants.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the warrants are acquired by or on behalf of a Plan unless those warrants are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the warrants, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the warrants, (b) none of the purchase, holding or disposition of the warrants or the exercise of any rights related to the warrants will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the warrants, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the warrants, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the warrants.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the warrants, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We, The Goldman Sachs Group, Inc., as the guarantor, and GS&Co., as the agent, have entered into a distribution agreement, as amended, supplemented, or amended and restated, from time to time, with respect to the warrants (the “Distribution Agreement”). Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the warrants. We have the right to accept offers to purchase warrants and may reject any proposed purchase of the warrants. The agent may also reject any offer to purchase warrants. We will pay the agent a commission on any warrants sold through the agent. The commission we will pay to the agent will range from 0.050% to 0.900% of the principal amount of the warrants, depending on the payment date of the warrants as specified in your pricing supplement.

We may also sell warrants to the agent who will purchase the warrants as principal for its own account. In that case, the agent will purchase the warrants at a price equal to the issue price specified in your pricing supplement, less a discount. The discount will equal the applicable commission on an agency sale of warrants with the same payment date.

The agent may resell any warrants it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from us. If all the warrants are not sold at the initial offering price, the agent may change the offering price and the other selling terms.

We may also sell warrants directly to investors. We will not pay commissions on warrants we sell directly.

The agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (the “Securities Act”). We and The Goldman Sachs Group, Inc. have agreed to jointly and severally indemnify the agent against certain liabilities, including liabilities under the Securities Act.

If the agent sells warrants to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.

The purchase price of the warrants will be required to be paid in immediately available funds in New York City.

We may appoint agents, other than or in addition to GS&Co., with respect to the warrants. Any other agents will be named in your pricing supplement and those agents will enter into the Distribution Agreement. The other agents may be our affiliates or customers or affiliates or customers of The Goldman Sachs Group, Inc. and may engage in transactions with and perform services for us or The Goldman Sachs Group, Inc. in the ordinary course of business. GS&Co. may resell warrants to or through another of our affiliates, as selling agent.

The warrants are a new issue of securities, and there will be no established trading market for any warrant before its original issue date. We do not plan to list the warrants on a securities exchange or quotation system unless otherwise specified in your pricing supplement. We have been advised by GS&Co. that it intends to make a market in the warrants. However, neither GS&Co. nor any of our other affiliates nor any other agent named in your pricing supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the warrants.

This prospectus supplement may be used by GS&Co. or any of our other affiliates in connection with offers and sales of the warrants in market-making transactions. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we, The Goldman Sachs Group, Inc. or an agent informs you in your confirmation of sale that your warrants are being purchased in the original offering and sale, you may assume that you are purchasing your warrants in a market- making transaction.

We describe market-making transactions and other matters relating to the distribution of the warrants in the accompanying prospectus under “Plan of Distribution”.

VALIDITY OF THE WARRANTS AND GUARANTEES

The validity of the warrants, including the guarantees thereof, that may be issued after the date of this prospectus supplement has been passed upon for GS Finance Corp. and The Goldman Sachs Group, Inc. by Sidley Austin LLP. The opinions of Sidley Austin LLP were based on assumptions about future actions required to be taken by GS Finance Corp., The Goldman Sachs Group, Inc. and the trustee in connection with the issuance and sale of the warrants, about the specific terms of the warrants and about other matters that may affect the validity of the warrants but which could not be ascertained on the date of those opinions. If specified in the applicable pricing supplement, the validity of any particular warrants, including the guarantees thereof, that may be issued after the date of this prospectus supplement will be passed upon for GS Finance Corp. and The Goldman Sachs Group, Inc. by Sidley Austin LLP, New York, New York.

Sidley Austin LLP has in the past represented and continues to represent GS Finance Corp. and Goldman Sachs on a regular basis and in a variety of matters. Sidley Austin LLP also performed services for The Goldman Sachs Group, Inc. in connection with the warrants we may issue under our Warrants, Series G program.

GS Finance Corp. Warrants, Series G guaranteed as described herein by The Goldman Sachs Group, Inc. Goldman Sachs & Co. LLC

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of such documents.

TABLE OF CONTENTS
Prospectus Supplement
Page
Use of Proceeds	S-3
Description of Warrants We May Offer	S-4
Considerations Relating to Warrants	S-13
United States Taxation	S-15
Employee Retirement Income Security Act	S-16
Supplemental Plan of Distribution	S-17
Validity of the Warrants and Guarantees	S-18